                                                                      Exhibit 11

              TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES
                         COMPUTATION OF LOSS PER SHARE
         THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996



                                                          Three Months Ended                     Nine Months Ended
                                                            September 30,                          September 30,
                                                    1997                    1996              1997                    1996
                                                    ----                    ----              ----                    ----

Net loss                                          $(53,784,000)            $(33,704,000)   $(150,144,000)           $(72,139,000)
                                                  ============             ============    =============            ============

Primary loss per common share:

Weighted average number of shares
 outstanding                                       165,502,998              158,876,191      164,053,559             100,234,987
                                                  ============             ============    =============            ============

Loss per share                                    $       (.32)            $       (.21)   $        (.92)           $       (.72)
                                                  ============             ============    =============            ============